Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:       ARNOLD D. LEVITT

                            Senior Vice President

                            Chief Financial Officer

                            609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN REPORTS SECOND QUARTER RESULTS AND ANNOUNCES SALE AND LEASEBACK OF BUILDING

BURLINGTON, New Jersey – November 9, 2005 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported net income of $75,000 or $.01 per share for the quarter ended September 30, 2005 compared with net income of $945,000 or $.12 per share for the quarter ended September 30, 2004. Revenue in the current quarter was $13,848,000 compared with $16,246,000 for the same quarter last year.

For the six months ended September 30, 2005, net income was $1,717,000 or $.20 per share, after preferred stock dividends, compared with $1,724,000 or $.19 per share, after preferred stock dividends in the prior year period.

Revenue for the current six month period was $32,267,000 compared with $32,236,000 in the same period last year.

The lower revenue and net income in the September quarter resulted primarily from increased competition for shelf space in the North American consumer electronics business and the effects of reduced consumer spending in the month of September due to rising gasoline prices as the result of hurricane Katrina.

The Company also reported today that, subject to approval by its Board of Directors, it had agreed to sell its NJ headquarters building for $10,300,000 and will lease back the premises for a period of ten years. The Company will realize a gain on the sale of approximately $4,800,000 which will be amortized over the period of the lease. The transaction is expected to close during the December quarter. The lease provides for an initial annual rent payment of $736,000. The net proceeds from the sale will be used to retire all of the Company’s outstanding Preferred Shares for $2,434,000, and for additional working capital.

Barry Lipsky, President and CEO said “The elimination of the dividend on the Preferred Stock and the earnings from the investment of the remaining proceeds of the sale will initially provide us with $600,000 annually. As the funds are invested in the business, we anticipate additional internal growth from the use of the funds.”

Mr. Lipsky added that “While the results in the September quarter in our North American Business Unit were disappointing, as our shipments for holiday promotional placement were lower than those of the prior year, we expect replenishment orders for our inline products to be stronger during this holiday quarter.” Mr. Lipsky went on to say that “Adobe Systems renewed a previously announced three year technology licensing agreement with our Proximity Technology Division for $1,800,000 which will be included in our December quarter results.”

About Franklin

Franklin Electronic Publishers (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 34,000,000 electronic books since 1986. Current titles available directly or through partners number more than 22,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell) and Macromedia. Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America and Australia and will begin distribution of those products in the European Community later in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended September 30,
	2005	2004
Sales	$13,848	$16,246
Gross Margin	6,694	7,783
Pre Tax Income	117	1,024
Net Income	75	945
Preferred Stock Dividend	—	—
Income Applicable to Common Stock	75	945
Income Per Common Share
Basic	$0.01	$0.12
Diluted	$0.01	$0.11
Weighted Average Common Shares
Basic	8,152	8,036
Diluted	8,661	8,494

	Six Months Ended September 30,
	2005	2004
Sales	$32,267	$32,236
Gross Margin	16,036	15,710
Pre Tax Income	1,794	1,830
Net Income	1,717	1,724
Preferred Stock Dividend	122	229
Income Applicable to Common Stock	1,595	1,495
Income Per Common Share
Basic	$0.20	$0.19
Diluted	$0.19	$0.18
Weighted Average Common Shares
Basic	8,139	8,019
Diluted	8,559	8,472